Exhibit 99.1
FirstEnergy Corp.                              For Release:  September 21, 2004
76 South Main Street
Akron, Ohio 44308

Media Contact:
David C. Poeppelmeier
330-384-5813

        Wes M. Taylor Elected to FirstEnergy Corp.'s Board of Directors;
                      John M. Pietruski Retires from Board

          FirstEnergy Corp. (NYSE: FE) announced today that Wes M. Taylor has been elected to its Board of Directors, effective September 21, 2004, and John
M. Pietruski is retiring from the Board, effective October 1, 2004.

         Mr. Taylor, 61, retired in April 2004 as president of TXU Generation, a position he held since 1991. TXU, headquartered in Dallas, Texas, owns and operates more than 19,000 megawatts (MW) of generation in Texas, including 2,300 MW of nuclear capacity, 5,800 MW of coal capacity, and 11,000 MW of natural gas capacity. Mr. Taylor previously served as president of Dallas Power & Light from 1987 to 1991.

         Mr. Taylor has been involved in a number of industry organizations, including chairmanships of the following groups: the National Coal Council, 2001-2004; the National Nuclear Accrediting Board, 1996-2003; and the Electric Power Research Institute's Nuclear Power Council, 1993-1995. He also was a member of the Edison Electric Institute's Policy Committee on the Environment, the National Mining Association Board of Directors, and the Coal-Based Generation Stakeholders Group.

         Mr. Pietruski, 71, has been a director of FirstEnergy since 2001 and served as director of the former GPU, Inc., from 1989 to 2001. He served as chairman of the Board's Compensation Committee and as a member of the Finance Committee.

         With nearly 50 years of pharmaceutical and business experience, Mr. Pietruski currently serves as chairman of the board of Encysive Pharmaceuticals, Inc., and president of Dansara Company. He also is a director of PDI, Inc., Xylos Corporation, and TrialCard, Inc.

         FirstEnergy is a registered public utility holding company headquartered in Akron, Ohio. Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity; marketing of natural gas; and energy management and other energy-related services.

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